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                                                                     EXHIBIT 2.7

                           PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT (this "Agreement"), made as of September 19, 2002, by and between Plum Creek Timberlands, L.P., a Delaware limited partnership ("PC Timberlands"); Plum Creek Marketing, Inc., a Delaware corporation ("Marketing"); and Plum Creek Land Company, a Delaware corporation ("Land Company," and collectively with PC Timberlands and Marketing, "Purchaser"), and STORA ENSO NORTH AMERICA CORP., a Wisconsin corporation (hereinafter referred to as "Seller");

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner of the Assets (as hereinafter defined);
and

         WHEREAS, Purchaser desires to purchase the Assets from Seller;

         NOW, THEREFORE, the parties have agreed and as follows:

         1. Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for consideration herein stated, Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller all of the following described property (collectively, the "Assets"):

                  (a) Timberlands. All of Seller's right, title and interest in and to certain real property owned by Seller in the States of Wisconsin and Michigan, as further described on Exhibit "A" attached hereto and incorporated herein by this reference as though fully set forth (hereinafter the "Timberlands"), and other rights related or appurtenant thereto, including but not limited to all of Seller's right, title, and interest (i) in and to the merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Timberlands;
(ii) in and to any mineral, sand, oil, gas, hydrocarbon substances and gravel and other hard rock rights on and under the Timberlands which have not previously been reserved or severed by Seller's predecessors in interest; and
(iii) all rights of Seller in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Timberlands.;

                  (b) Leases and Contracts. All of Seller's right, title and interest in and to the leases, described on Exhibit B-1 attached hereto (collectively, the "Gravel Leases"), pursuant to which third parties have the right to use portions of the Timberlands for gravel and sand production and other incidental purposes, and all of Seller's right, title and interest in and to the contracts and other agreements identified on Exhibit B-2 attached hereto (collectively, the "Contracts").

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                  (c)      Offices. All of Seller's right, title and interest in
and to certain real property described on Exhibit "C" attached hereto and incorporated herein by this reference as though fully set forth (hereinafter the "Offices," and together with the Timberlands, the "Real Property"), together with all buildings, structures and other improvements located thereon and all rights and appurtenances associated therewith.

                  (d) Access Rights and Easements. All rights of Seller in and to any access rights, rights-of-way and easements appurtenant to the Real Property, to the extent assignable ("Access Rights and Easements").

                  (e) Personal Property. Any and all personal property, tangible and intangible, including without limitation all furniture, fixtures, equipment, vehicles and tools, used primarily in connection with the operation of the Timberlands or located within the Offices; any and all of Seller's maps, seeds, property books, aerial photos, plans, drawings, specifications, renderings, engineering studies, biological studies, grading or drainage studies, environmental and hazardous waste studies and reports and related data and materials in Seller's possession relating to the Timberlands or the Offices, and all administrative software solely concerning the Timberlands, including the timber inventory and computerized forest inventory software program, data base software program and mapping software program ("GIS"), that can operate independent of Seller's mainframe and that Seller is permitted to license to Purchaser but excluding proprietary software of a type used by or which may be used by Seller in its mill operations ("Personal Property"). In the event that programs such as the timber inventory and GIS programs cannot operate independent of Seller's mainframe or Seller cannot license such software, Seller shall provide the electronic data contained in such programs to Purchaser. The Personal Property is described on Exhibit "D-1" attached hereto and incorporated herein by this reference as though fully set forth. Certain items of personal property associated with Seller's forestry resources operations which are not being sold to Purchaser are listed on Exhibit D-2 (the "Excluded Personal Property").

                  (f) Assets. The Timberlands, Offices, Access Rights and Easements and Personal Property are collectively referred to as the "Assets." The parties agree that if any portion of the Real Property is deleted or taken pursuant to either of paragraphs 6 or 7(c) below, then the term "Real Property" shall no longer include such deleted portion.

         2.       Purchase Price, Allocations and Purchase Price Adjustment.

                  (a) Purchase Price. The purchase price (the "Purchase Price") for the Assets will be One Hundred Forty-Two Million United States Dollars ($142,000,000.00), subject to adjustment to the extent, if any, provided in paragraphs 6 and 7(b) hereof. The Purchase Price will be paid at the Closing (as hereinafter defined) by wire transfer of the full amount thereof in immediately available funds to an account designated by Seller.

                  (b) Purchase Price Allocation. The parties shall allocate the Purchase

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Price among the Assets and Purchasers PC Timberlands, Marketing and Land Company
in accordance with Section 1060 of the Internal Revenue Code and shall cooperate with each other and provide such information as may be requested in connection with the preparation of the allocation. The parties shall report the federal, state and local tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594) in a manner consistent with such allocation.

                  (c) Purchase Price Adjustment.The amount of timber by species and product mix contemplated to be harvested from the Timberlands by Seller from April 1, 2002 to the Closing is set forth on the Harvest Schedule attached hereto as Exhibit "E" (the "Harvest Schedule"). Immediately following the Closing, Purchaser and its accountants shall be provided with reasonable access to all of Seller's books, records, accounting and other documents reasonably necessary to confirm the actual amount of timber harvested by species and product mix from the period commencing April 1, 2002 through the Closing. In the event that, based upon Purchaser's review of such books, records and documents, Purchaser determines that the actual amount of timber harvested by species and product mix exceeded the amounts contemplated to be harvested for each species and product mix pursuant to the Harvest Schedule on a pro-rated basis, Purchaser shall submit a harvesting report (the "Harvesting Report") to Seller setting forth the basis for this determination. Seller shall have 10 days to review the Harvesting Report and to deliver a notice of any dispute regarding the determination made by Purchaser ("Harvesting Dispute Notice"). In the event that Seller does not deliver a Harvesting Dispute Notice within such period, the Harvesting Report shall be deemed accepted by Seller, and Seller shall pay to Purchaser, within two (2) business days of the expiration of such review period, an amount equal to the fair market value of such excess harvested timber as of the Closing (based on volume and product mix). Such payment shall be made by wire transfer of immediately available funds in U.S. dollars. In the event Seller and Purchaser are unable to agree upon the fair market value for such timber, the provisions of Paragraph 25 shall apply.

         3.       Closing.

                  (a) The execution and delivery of the documents and instruments for the consummation of the purchase and sale pursuant hereto (the "Closing") will take place at 10:00 a.m., local time, on the date mutually selected by the parties which shall be as soon as practicable after (i) all regulatory approvals have been obtained and (ii) Purchaser has completed the tax planning it deems to be necessary or advisable as set forth in Section 28(d) hereof; provided, however, that the Closing will occur in any event on or before December 3, 2002 at the offices of Seller's counsel, Michael, Best & Friedrich, at 401 N. Michigan Ave., Chicago, Illinois, subject to any extension expressly provided for in this Agreement, or such earlier date and time, and/or such other location, as may be mutually agreeable to Seller and Purchaser.

                  (b) At the Closing, Seller will execute and/or deliver to Purchaser (i) special or limited warranty deeds (warranting only against claims arising by, through or under Seller) conveying the Real Property to Purchaser subject only to the Permitted Encumbrances (as hereinafter defined) (the "Deeds"), (ii) assignment and assumption agreements, in form and

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substance reasonably satisfactory to Purchaser and Seller, pursuant to which
Seller will assign to Purchaser all of Seller's right, title and interest under the Gravel Leases, and Purchaser will assume and agree to perform all of Seller's obligations and duties under the Gravel Leases and the Contracts (the "Assignments"), (iii) a Bill of Sale, in form and substance reasonably satisfactory to Purchaser and Seller, pursuant to which Seller will convey all of Sellers right, title and interest in and to the Personal Property, free and clear of all encumbrances and (iv) evidence, reasonably satisfactory to Purchaser and its title insurer, with respect to the power and authority of Seller to enter into and consummate this Agreement and the transactions contemplated hereby and of the persons executing documentation on behalf of Seller.

                  (c) At the Closing, Purchaser will execute and/or deliver to Seller (i) the Assignments, and (ii) evidence, satisfactory to Seller, with respect to the power and authority of Purchaser to enter into and consummate this Agreement and the transactions contemplated hereby and of the persons executing documentation on behalf of Purchaser.

                  (d) The parties agree to do such other acts and execute and deliver such other documents and instruments as are reasonably necessary for the consummation of the transactions contemplated hereby.

                  (e) Prior to the date of Closing, Seller shall have the right to continue harvesting timber in accordance with its normal operations pursuant to the Harvest Schedule. . Any timber severed and removed from the Timberlands in accordance with the Harvest Schedule prior to the Closing shall be the property of Seller.

         4.       Title.

                  (a) Seller agrees to convey to Purchaser fee simple title to the Real Property, free and clear of all liens, claims and encumbrances created by Seller, except for the matters set forth on Exhibit F attached hereto.

                  (b) Seller shall provide to Purchaser preliminary commitments for title insurance for the Real Property as soon as practical after execution hereof, including copies of all exception documents referred to in such title commitments (the "Title Commitments"). Purchaser shall have until close of business on the 30th day after receipt of such title commitments (the "Title Review Period") to notify Seller of any objections Purchaser has to any matters shown or referred to in the title commitments. Any title encumbrances or exceptions that are set forth in the title commitment to which Purchaser does not object during the period specified and the encumbrances described on Exhibit "F" shall be deemed to be permitted exceptions to the status of Seller's title (the "Permitted Encumbrances"). With regard to items to which Purchaser does object within the period specified, Seller shall attempt to cure and remove such items prior to Closing. If Seller is unable or fails to cure or remove such items by October 15, 2002, Purchaser may either waive its objection and proceed with closing, or terminate this Agreement with respect to the specific parcel(s)of Real Property subject to the objection(s) by written notice to Seller no later than October 18, 2002. In the event Purchaser terminates this Agreement with respect to specific parcel(s) of Real Property

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pursuant to the provisions of this Paragraph, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of the number of acres of Real Property so removed from Closing times the average price per acre paid for all acres that are the subject of this Agreement. The foregoing notwithstanding, in the event Purchaser objects to title matters within the Title Review Period and Seller is unable or unwilling to cure such title objections by October 15, 2002, and the value of the Real Property which is the subject of such title objections exceeds fifteen percent (15%) of the Purchase Price, then Purchaser may terminate this Agreement by giving written notice of such termination by October 18, 2002 to Seller, whereupon no party hereto will have any further rights or obligations hereunder, except as may otherwise be expressly provided herein. Any determinations of such values will be mutually agreed upon by Purchaser and Seller, or if Purchaser and Seller are unable to agree, then such values will be determined pursuant to paragraph 25 below. If Purchaser fails to give such notice of termination to Seller within the times specified, the objection(s) shall be deemed waived by the Purchaser.

                  (c) At or prior to the Closing, Seller will cause any monetary liens, mortgages, deeds to secure debt and deeds of trust encumbering the Real Property to be satisfied or otherwise removed.

                  (d) Except for the Permitted Encumbrances and the matters shown in Exhibit F, so long as this Agreement remains in force, Seller will not lease, encumber or convey all or part of the Assets or any interest therein, without the prior written consent of Purchaser.

         5.       Inspection; Sale "AS IS".

                  (a) Purchaser and its agents and representatives will have the right prior to the Closing to enter upon and to inspect the Real Property, including the right to examine, survey and perform timber cruises, environmental assessments and other tests or surveys which it may deem necessary or advisable. Purchaser shall give reasonable advance notice to Seller prior to any such entry on the Real Property, and Seller shall have the right to have a representative of Seller accompany Purchaser or its agents or representatives during any such entry on the Real Property. Notwithstanding the foregoing, (i) unless legally compelled to do so, Purchaser will not discuss with or disclose to any governmental authority any matter relating to the Assets unless and until the written consent of Seller to such discussion or disclosure and contacting such governmental authority has been received by Purchaser, and (ii) Purchaser shall not conduct or cause to be conducted any physical testing of the Assets for hazardous substances (as defined in paragraph 6 below) unless and until Purchaser has executed an access agreement, which shall include a detailed description of the scope of the testing and the work to be performed and shall otherwise be in form and substance reasonably satisfactory to Seller.

                  (b) Seller agrees to make available to Purchaser, at Seller's offices in Rhinelander, Wisconsin, for reviewing and copying by Purchaser at Purchaser's expense, copies of various materials relating to the Assets, including maps, aerial photographs, surveys, timber inventory data, harvest schedules, environmental reports and studies, and any other materials reasonably requested by Purchaser.

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                  (c)      Except for the special or limited warranty to be
included in the Deeds and except for the warranties and representations expressly made by Seller in this Agreement, Purchaser acknowledges and agrees as follows: (i) Purchaser is purchasing and Seller is selling the Assets "AS IS", "WHERE IS" and "WITH ALL FAULTS"; (ii) Seller has not made, does not make and specifically disclaims any representations, warranties, guaranties, commitments, promises or agreements of any kind, express or implied, with respect to the Assets, including, without limitation, governmental regulations, requirements or constraints, site or physical conditions, condition of the Assets, access to and from the Assets, matters affecting use or occupancy, profitability, volumes, age classes, species, merchantability, yields, acreage, access, availability, quantity or quality of water, environmental compliance, prospects for future improvements or future development, economic feasibility, marketability or any other matter relating to the Assets; (iii) Purchaser is relying on Purchaser's independent investigations and examinations relating to the Assets; and (iv) Purchaser waives, and releases Seller from, any and all claims, liabilities, losses, damages, costs and expenses, whether known or unknown, or foreseen or unforeseen, with respect to the condition of the Assets. The provisions of this paragraph 5(c) will survive the Closing and will survive any termination of this Agreement.

                  (d) Purchaser agrees to accept the transfer of the Managed Forest Law/Forest Crop Law designation(s) and contract(s) for the Real Property. Purchaser agrees that Purchaser is responsible for all costs and fees related to withdrawal subsequent to Closing of all or any portion of the Real Property from Managed Forest Law status or Forest Crop Law status for any reason.

                  (e) Purchaser acknowledges that dimensions, total square footage, total acreage and allocation of acreage information regarding the Real Property provided to Purchaser by Seller are approximate. The dimensions of the Real Property have not been verified by survey and Seller has no obligation to provide a survey or to locate corners on specific parcels of the Real Property.

         6. Environmental Assessment. In the event that Purchaser obtains an environmental assessment of the Assets and such assessment reveals the existence of any material amount of a hazardous substance (as defined below) on or under a portion of the Real Property, Purchaser will have the right, exercisable at Purchaser's election by written notice to Seller received by Seller not later than the thirtieth (30th) day after the date of full execution hereof, to delete such portion from the Real Property. If Purchaser makes a timely election under the preceding sentence, then the Purchase Price will be reduced by an amount equal to the value of such deleted portion of Real Property, as mutually agreed upon by Purchaser and Seller, or if Purchaser and Seller are unable to agree within fifteen (15) days after Seller's receipt of Purchaser's election notice, then such value and the amount of such reduction will be determined pursuant to paragraph 25 below; provided, however, if the sum of the values of all such deletions under this paragraph 6, plus the values of all portions of the timber which are damaged or destroyed by fire, insect infestation or other casualty (paragraph 7(b) below) and the values of all portions of the Real Property which are taken or to be taken by condemnation or eminent domain

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(paragraph 7(c) below), exceeds fifteen percent (15%) of the Purchase Price, then Purchaser may terminate this Agreement by promptly giving written notice of such termination to Seller, whereupon no party hereto will have any further rights or obligations hereunder, except as may otherwise be expressly provided herein. Any determinations of such values will be mutually agreed upon by Purchaser and Seller, or if Purchaser and Seller are unable to agree, then such values will be determined pursuant to paragraph 25 below. The date of Closing will be extended to the extent necessary to permit any determination(s) of value pursuant to this paragraph. For purposes of this Agreement, the term "hazardous substance" means any chemical, compound, constituent, material, waste, contaminant or other substance as defined in and regulated by any of the following sources as amended from time to time: (i) the Resource Conservation and Recovery Act of 1976, 42 USC Section 6901 et seq. (RCRA); (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Section 9601 et seq. (CERCLA); (iii) the Hazardous Materials Transportation Act, 49 USC Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 USC
Section 2601 et seq.; (v) the Clean Water Act, 33 USC Section 1251 et seq.; (vi) the Clean Air Act, 42 USC Section 1857 et seq.; (vii) applicable environmental laws of the States of Wisconsin and Michigan; and (viii) any federal, state or local regulation, rule or order issued or promulgated under or pursuant to any of the foregoing by any governmental department, agency or other administrative, regulatory or judicial body having jurisdiction over the Assets.

         7.       Condition of Assets; Damage; Condemnation.

                  (a) Seller agrees that at the Closing the Assets will be in the same condition as exists on the date hereof, subject to natural wear and tear, to condemnation, casualties and other circumstances beyond Seller's control, to Seller's use, operation and management of the Assets in the ordinary course of business, and to harvesting, cutting and removal of timber pursuant to paragraph 3(e) of this Agreement; provided, however, Seller covenants and agrees that it shall complete its planned operating and capital budgets for road construction and maintenance and planting and other silvicultural activities as disclosed in Seller's budgets attached hereto as Exhibit "G" (the "Operating and Capital Budgets").

                  (b) If at any time prior to the Closing, any material portion of the timber which is included as part of the Timberlands is destroyed or damaged by fire, insect infestation or other casualty, or if any of the Offices suffer material loss or damage, then the Purchase Price will be reduced by an amount equal to the value of the portions of such timber so damaged or destroyed or the value of the Offices so damaged as mutually agreed by Seller and Purchaser, or if Seller and Purchaser are unable to agree within fifteen
(15) days after Purchaser's receipt of notice of the occurrence of such damage or destruction, such value and the amount of such reduction will be determined pursuant to paragraph 25 hereof; provided, however, if the sum of the values of all portions of such timber so damaged or destroyed, plus the values of all deletions pursuant to paragraph 6 above and the values of all portions of the Real Property which are taken or to be taken by condemnation or eminent domain (paragraph 7(c) below), exceeds fifteen percent (15%) of the Purchase Price, then Purchaser may terminate this Agreement by promptly giving written notice of such termination to Seller, whereupon no party hereto will have any further rights or obligations hereunder, except as may otherwise be expressly provided

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herein. Any determinations of such values will be mutually agreed upon by
Purchaser and Seller, or if Purchaser and Seller are unable to agree, then such values will be determined pursuant to paragraph 25 below. The date of Closing will be extended to the extent necessary to permit any determination(s) of value pursuant to the preceding sentence.

                  (c) If at any time prior to the Closing, any action or proceeding is filed or threatened under which any material portion of the Real Property is or may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, then Purchaser and Seller will proceed with the purchase and sale of the Assets (excluding any portion thereof so taken prior to Closing) pursuant to this Agreement, notwithstanding such action or proceeding, and the Purchase Price will not be reduced, but Purchaser will be entitled to receive all proceeds of any awards paid or payable to Seller with respect to such taking; provided, however, if the sum of the values of all portions of the Real Property so taken or to be taken, plus the values of all deletions pursuant to paragraph 6 above and the values of all portions of the timber or the Offices which are damaged or destroyed by fire, insect infestation or other casualty (paragraph 7(b) above), exceeds fifteen percent (15%) of the Purchase Price, then Purchaser may terminate this Agreement by promptly giving written notice of such termination to Seller, whereupon no party hereto will have any further rights or obligations hereunder, except as may otherwise be expressly provided herein. Any determinations of such values will be mutually agreed upon by Purchaser and Seller, or if Purchaser and Seller are unable to agree, then such values will be determined pursuant to paragraph 25 below. The date of Closing will be extended to the extent necessary to permit any determination(s) of value pursuant to the preceding sentence.

         8.       Warranties and Representations.

                  (a) Seller hereby warrants and represents to Purchaser as follows:

                           (i) Seller is a corporation duly formed and validly existing under the laws of the State of Wisconsin and is duly qualified to do business in the State of Michigan, and is in good standing in the States of Wisconsin and Michigan, and Seller has the full capacity, power and authority to enter into this Agreement and fully perform its obligations hereunder.

                           (ii) This Agreement and the performance hereof by Seller will not contravene any law or contractual restriction binding on Seller.

                           (iii) No consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance hereof by Seller, except for any filing required under the HSR Act (as hereinafter defined).

                           (iv) This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against

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    Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

                           (v) Except for the matters set forth on the Disclosure Schedule attached hereto as Exhibit H, Seller warrants and represents, in each case to Seller's knowledge, as follows:

                                    (A)      Seller owns fee simple title to the
         Real Property, subject to the Permitted Encumbrances.

                                    (B)      Seller has made available for
         Purchaser's review at Seller's offices correct and complete copies of the Gravel Leases; other than the Gravel Leases and the Permitted Encumbrances, there are no leases, subleases, contracts, licenses or permits pursuant to which any person other than Seller has the right to use or occupy any of the Real Property; and there are no existing defaults by Seller under any of the Gravel Leases.

                                    (C)      Seller has provided to Purchaser
         complete copies of the Contracts, and there are no existing defaults by Seller under any of the Contracts.

                                    (D)      There is no pending or threatened
         action, suit or proceeding (including any condemnation or eminent domain proceeding) before any court, governmental agency or arbitrator which could materially and adversely affect the Assets.

                                    (E)      Seller has not received any notice
         from any Federal, State or local governmental authority having jurisdiction over the Real Property or the timberland business of Seller of any material violation of any such statute, ordinance, rule, regulation or order relating to the Real Property, nor does Seller have knowledge of any situation that could reasonably be expected to give rise to any such notice.

                                    (F)      No person other than Seller has any
         right to conduct timbering operations on the Real Property or any right, title or interest in or to any standing timber located on the Real Property.

                                    (G)      Except as set forth on EXHIBIT H
         and in the environmental reports identified on SCHEDULE 4.8:

                  (a) The Real Property has not at any time been used for the generation, transportation, management, handling, treatment, storage, manufacture, emission disposal, release or deposit of any hazardous substances or fill or other material containing hazardous

                                      -9-
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substances in material violation of levels permitted under applicable laws.

                  (b)      There are no underground storage tanks on the Real
Property.

                  (c) Seller has not received notification from any third party, including but not limited to any governmental agency, alleging that the Real Property is not materially in compliance with applicable environmental laws, and to Seller's knowledge, there is no pending notification.

         (vi) Since the date of Seller's timber inventory, April 1, 2002, Seller has conducted its harvesting operations on the Timberlands and managed the Timberlands consistent with past practices and in compliance with the Harvest Schedule, and the Operating and Capital Budgets.

         (vii) Except as set forth on EXHIBIT J attached hereto and made a part hereof, since the date of Seller's timber inventory, April 1, 2002, Seller has not sold, conveyed or transferred, or entered into any contracts for the sale, conveyance or transfer of any of Seller's right, title or interest in and to the Assets or any portion thereof.

As used in this paragraph 8(a)(v), the term "Seller's knowledge" means only the present, actual knowledge of Frederic J. Souba, Jr., Seller's Vice President-Forest Resources; John Anderson; Dan Bobbe; Mark Fries; Dick Kayser; Al Samz; Joe Schroeder; Dan Peterson; and Tim Tollefson.

                  (b) Purchaser hereby warrants and represents to Seller as follows:

                           (i) Purchaser Plum Creek Timberlands, L.P. is a limited partnership; Plum Creek Marketing, Inc. is a corporation; and Plum Creek Land Company is a corporation, each of which is duly formed and validly existing under the laws of the State of Delaware and has the full capacity, power and authority to enter into this Agreement and fully perform its obligations hereunder.

                           (ii) This Agreement and the performance hereof by Purchaser will not contravene any law or contractual restriction binding on Purchaser.

                           (iii) No consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Purchaser in connection with execution and delivery of this Agreement or the performance hereof by Purchaser, except for any filing required under the HSR Act (as hereinafter defined).

                           (iv) This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy,

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    insolvency and other similar laws affecting the enforceability of creditors'
    rights generally and the discretion of the courts with respect to equitable remedies.

                  (c)      Subject to the limitations set forth in
paragraph 8(d) below, Seller and Purchaser each agrees to indemnify and hold harmless the other from any damage, loss, liability, expense, cost and claim (including, without limitation, attorneys' fees and court costs) incurred by or asserted against the indemnified party as a result of the breach by the indemnifying party of any warranty or representation set forth in this paragraph 8.

                  (d) The indemnification obligations set forth in paragraph 8(c) above shall be subject to the following limitations: (i) such indemnification obligations will survive the Closing, but will expire and be of no further force or effect whatsoever on the first (1st) anniversary of the date of the Closing, except to the extent, if any, that Seller or Purchaser, as the case may be, has given to the other party, prior to expiration of such one-year period, written notice of a specific claim of a breach by such other party of a warranty or representation set forth in this paragraph 8; (ii) neither Seller nor Purchaser will have any liability for indemnification under paragraph 8(c) until the aggregate amount of all losses by the indemnified party for all breaches by the indemnifying party of warranties and representations set forth in paragraph 8(c) exceeds the sum $1,000,000 and then only for the amount by which such losses exceeds such sum; and (iii) in no event will Seller or Purchaser have any liability for indemnification under paragraph 8(c) in excess of an aggregate amount of $10,000,000. The foregoing notwithstanding, in the event of a breach of Seller's representation and warranty under Paragraph 8(a)(vi), the provisions of Paragraph 2(c) shall apply.

         9. Operation of Assets Prior to Closing. Until the date of the Closing, Seller will continue to use, operate and manage the Assets in the ordinary course of business and consistent with past practice. This activity will include harvesting operations and site preparation, release and planting activities on the Real Property pursuant to the Harvest Schedule and the Operating and Capital Budgets.

         10. Brokerage. At the Closing, Seller will pay to UBS Warburg LLC certain commissions, fees and/or expenses pursuant to the terms of a separate agreement between Seller and UBS Warburg LLC.(the "UBS Fee"). Seller and Purchaser each warrant and represent to the other that, except for the UBS Fee, which remains the sole responsibility of the Seller, neither has incurred any liability for any brokerage or finder's commission, fee or expense in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller and Purchaser each agree to indemnify and hold harmless the other from any and all damage, loss, liability, expense, cost and claim (including but not limited to attorneys' fees and court costs) arising with respect to any such other commission, fee or expense which may be suffered by the indemnified party by reason of any action or agreement of the indemnifying party. The foregoing indemnification provision will survive the Closing and will survive any termination of this Agreement.

         11.      Prorations; Taxes; Expenses.

                  (a) Managed Forest Law, Forest Crop Law and ad valorem real property taxes on the Real Property for any applicable period in which the Closing occurs will be prorated between Seller and Purchaser as of the date of Closing. If actual tax bills for the calendar year of Closing are not available, said taxes will be prorated based on tax bills for the previous calendar year and such proration will be final. If any portion of the Real Property is not designated as a separate tax parcel, said taxes will be adjusted to an amount bearing the same relationship to the total tax bill which the acreage contained within such portion of the Real Property bears to the acreage contained within the property included within said tax bill.

                  (b) Purchaser will pay (i) all costs and expenses for any title examinations and all title insurance premiums and other charges in connection with any title insurance policy or policies obtained by Purchaser, and (ii) all costs and expenses in connection with any inspections, examinations, tests, surveys, cruises or assessments performed by or for Purchaser.

                  (c) Seller will pay all transfer taxes and any other taxes in connection with this transaction. Purchaser will pay all recording fees in connection with the recordation of the Deeds.

                  (d) Each party will pay its respective costs and expenses of legal representation.

                  (e) Purchaser shall be solely responsible and liable for any and all taxes, assessments and similar charges (including any and all fines, penalties and interest charges in connection therewith) that may be levied, assessed, recaptured or otherwise imposed with respect to the Assets or any part thereof which result from or arise out of any change in the use of, or other change in circumstances relating to, the Assets or any part thereof from and after the date of Closing. Seller shall be solely responsible and liable for any and all taxes, assessments and similar charges (including any and all fines, penalties and interest charges in connection therewith) that may be levied, assessed, recaptured or otherwise imposed with respect to the Assets or any part thereof which result from or arise out of any change in the use of, or other change in circumstances relating to, the Assets or any part thereof prior to Closing.

                  (f) The provisions of this paragraph 11 will survive the Closing.

         12. Hart-Scott-Rodino. Seller and Purchaser acknowledge that the transaction contemplated by this Agreement may be subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and it will be a condition to the Closing hereunder that the parties obtain such approvals as may be required under the HSR Act. The parties agree to cooperate in good faith in exchanging relevant information and filing any documents required under the HSR Act, and each party will bear its own costs, fees and expenses in making such filing, provided that any filing fees payable in connection with such filings shall be shared equally by Purchaser and Seller. If any approval required under the HSR Act has not been received on or before six months from the date hereof, then this Agreement shall automatically terminate, whereupon no party hereto will have any further rights or obligations hereunder, except as may otherwise be expressly provided herein.

         13. Default; Remedies. If the purchase and sale of the Assets contemplated hereby is not consummated because of a default under this Agreement by Purchaser or Seller, then the other party shall have the right, at its option, (a) to terminate this Agreement, whereupon neither party will have any further rights or obligations hereunder, except as may otherwise be expressly provided herein, or (b) to exercise any and all rights and remedies available at law or in equity, including, without limitation, an action or suit for monetary damages and/or specific performance; provided, however, that neither party shall be entitled to punitive or consequential damages.

         14. Assignment; Direct Deeding Capability. Neither party hereto will have the right to assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, Purchaser may, at its sole option:

         (a) assign all or any portion of this Agreement to a designated qualified intermediary, exchange accommodation titleholder, or other special purpose entity pursuant to Paragraph 27(d) hereof;

         (b) assign all or any portion of this Agreement to an affiliate of Purchaser; or

         (c) require Seller to direct deed any or all of the Timberlands or Offices to any designee of Purchaser.

         In the event of any such assignment or direct deeding, Purchaser shall remain liable for the complete performance of the terms and conditions hereunder. Any attempted assignment in violation of this paragraph will be deemed null and void.

         15. No Waiver. No action or failure to act by any party hereto will constitute a waiver of any right or duty afforded to such party under this Agreement, nor will any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

         16. Governing Law. This Agreement will be governed by the laws of the State of Wisconsin.

         17. Notice. Any and all notices, elections and communications required or permitted by this Agreement will be made or given in writing and will be delivered in person, sent by reputable overnight courier or facsimile, or sent by postage prepaid United States mail, certified or registered, return receipt requested, to the other parties at the addresses set forth below, or such other address as may be furnished by notice in accordance with this paragraph. The date of notice given by personal delivery will be the date of such delivery. The effective date of notice by overnight courier or facsimile or by mail will be the date such notice is received by the addressee.

         Seller:           STORA ENSO NORTH AMERICA CORP.
                           510 High Street
                           Wisconsin Rapids, WI 54495
                           Attention: Carl H. Wartman
                           Facsimile: 715-422-3203

         with a copy to: MICHAEL BEST & FRIEDRICH LLP
                           100 E. Wisconsin Ave.
                           Milwaukee, WI 53202-4108
                           Attention:  Nancy Leary Haggerty
                           Facsimile: 414-277-0656

         Purchaser:        Plum Creek Timberlands, L.P.
                           999 Third Avenue, Suite 2300
                           Seattle, WA  98104
                           Attn: James A. Kraft, Sr. Vice President,
                                 General Counsel and Secretary
                           Facsimile: 206-467-3799

                           Plum Creek Marketing, Inc.
                           999 Third Avenue, Suite 2300
                           Seattle, WA  98104
                           Attn: James A. Kraft, Sr. Vice President,
                                 General Counsel and Secretary
                           Facsimile: 206-467-3799

                           Plum Creek Land Company
                           999 Third Avenue, Suite 2300
                           Seattle, WA  98104
                           Attn: James A. Kraft, Sr. Vice President,
                                 General Counsel and Secretary
                           Facsimile: 206-467-3799

         18. Entire Agreement. This Agreement and the documents delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior negotiations. None of the parties shall be bound by nor shall be deemed to have made any representations, warranties or commitments except those required to be made by the terms of this Agreement, or those which are contained herein or in the documents delivered pursuant hereto. This Agreement may only be amended by a written instrument executed by both parties.

         19. Captions. The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

         20. Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences of this Agreement, will not be in any way impaired, it being the intention of the parties that this Agreement will be enforceable to the fullest extent permitted by law.

         21. Counterparts; Facsimile Delivery. This Agreement may be executed in counterparts either by original delivery or by facsimile transmission, each of which shall be deemed to be an original instrument. All such counterparts together shall constitute a fully executed Agreement.

         22. No Third Party Beneficiaries; Binding Effect. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing contained herein will give or be construed to give to any party, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. Subject to the foregoing and the provisions of paragraph 14 above, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         23.      Time of Essence. Time is of the essence of this Agreement.

         24. No Survival. Except to the extent otherwise expressly provided in this Agreement, the provisions of this Agreement will not survive any termination of this Agreement and will not survive the Closing and will be merged into the documents executed and delivered and the payment of all amounts made at the Closing.

         25.      Determination of Value.

                  (a) In the event that any provision of this Agreement refers to this paragraph 25 for a determination of the value of any portion(s) of the Real Property, any leasehold interest(s) under the Gravel Leases and/or any timber or improvements on the Real Property, Seller and Purchaser will promptly agree upon and jointly appoint an independent forestry consultant or appraiser, who will determine the fair market value thereof. The consultant will reach a decision within thirty (30) days after such appointment, and the decision of the consultant as to such value will be final and binding on Seller and Purchaser.

                  (b) In the event Seller and Purchaser are unable to agree on the appointment of a consultant under subparagraph (a) above, Seller and Purchaser will each promptly appoint an independent forestry consultant, each of which may be a consultant previously engaged by the appointing party with respect to the Assets, and such two consultants will in turn promptly select a third independent forestry consultant or appraiser to act with them in a panel to determine the fair market value of such portion(s), interest(s) and/or timber. The panel of consultants will reach a decision within thirty (30) days after the selection of the third consultant, and the decision of the panel of consultants as to such value will be final and binding on Seller and Purchaser.

                  (c) Seller and Purchaser will each bear one-half (1/2) of the cost of each consultant appointed hereunder. The date of Closing will be extended to the extent necessary to permit the final decision of the consultant or panel of consultants, as the case may be.

         26. Incorporation of Exhibits. All exhibits referred to herein are hereby incorporated in this Agreement by this reference.

         27. No Publicity; Confidentiality; Public Announcements; Return of Information. Subject to the provisions of Paragraph 27(c)below:

                  (a) Neither Seller nor Purchaser shall disclose the content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority, or other party except advisors, agents, lenders and representatives assisting each respective party in connection with this transaction, until such disclosure is agreed upon in writing and then only to accomplish the consents and approvals required hereunder.

                  (b) No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other, except as required by law.

                  (c) Each party hereto, its representatives, agents and employees shall hold in strict confidence and shall not use or disclose to any person or organization any information or data concerning this Agreement or the transaction contemplated hereby except to the extent that (i) said information has been published or constitutes a matter of public knowledge or record; (ii) such disclosure is reasonably necessary for communications with and reporting to the Board of Directors or other governing body of either party or reasonably appears to be required by a governmental agency having jurisdiction over the parties; (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder; or (iv) if based upon the legal opinion of counsel for the disclosing party, that such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any applicable law, rule, or regulation.

                  (d) In the event of termination of this Agreement for whatever reason, Purchaser will return all originals and copies of documents, work papers and other material obtained hereunder, whether obtained before or after the execution hereof (subject to retention of true copies for litigation purposes as applicable), and Purchaser agrees that it will not disclose or divulge any such information to any other person without Seller's written consent, and will use its best efforts to keep any information so obtained confidential; provided, however, that (i) Purchaser may disclose this information to its employees, attorneys, accountants and prospective lenders who need to know such information in connection with this transaction and who have been informed of Purchaser's obligation to maintain the information as confidential; and (ii) Purchaser shall not be obligated to treat as confidential any information which was known to it at the time of disclosure or which becomes publicly known or available thereafter or is rightfully received by Purchaser from a third party.

    28.      Miscellaneous.

                  (a) Further Assurances. If, at any time after the Closing Date, either party shall consider or be advised that any further instruments or assurance or any other things are necessary or desirable to carry out the terms of this Agreement, the other party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement.

                  (b) Costs and Expenses. Each party to this Agreement shall pay its own costs and expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incurred in connection with the closing of the transactions contemplated under this Agreement.

                  (c) Attorneys Fees and Other Costs. If either party initiates any proceeding in law, equity or arbitration concerning this Agreement or any of its provisions, the party that substantially prevails in such proceeding shall be paid by the party not so prevailing therein all costs and expenses incurred in such proceeding, including reasonable attorneys' fees at the pretrial, trial and appellate levels as determined by the court or courts considering the matter.

                  (d) Tax Cooperation. Purchaser may desire to complete this transaction as part of a Section 1031 tax-deferred exchange. Seller agrees to cooperate with Purchaser in documenting and completing such exchange. Purchaser may assign some or all of Purchaser's rights and obligations under this Agreement to a designated qualified intermediary, exchange accommodation titleholder, or other special purpose entity. Seller agrees to accept such designated qualified intermediary, exchange accommodation titleholder, or other special purpose entity as the assigned Purchaser of the Timberlands to be purchased by PC Timberlands under this Agreement. In addition, Seller shall cooperate with Purchaser with respect to Purchaser's efforts to structure the purchase and ownership of the Assets in a manner consistent with Purchaser's status as a Real Estate Investment Trust. Seller shall not incur additional expense or liability by such cooperation.

                  (e) Liabilities Not Assumed. Except for the obligations assumed pursuant to the Gravel Leases, and as otherwise set forth in this Agreement, Purchaser shall not assume or be responsible for any liabilities of Seller.

                  (f) "Materiality" Defined. "Material" or "materiality" or "materially" or "materially and adversely affect" as used in this Agreement shall mean a claim, encumbrance or occurrence (including without limitation a breach of warranty or violation by Seller) that could lessen the value of the Assets by, or cause damages of, at least $500,000 or encumber or adversely affect more than 1,000 acres of Timberlands in the aggregate.

         IN WITNESS WHEREOF, this Agreement has been duly executed, sealed and delivered by the parties hereto as of the date first set forth above.

                                    PLUM CREEK TIMBERLANDS, L.P.
                                    By Plum Creek Timber I, L.L.C.
                                          Its General Partner

                                    _____________________________________
                                    By:  ________________________________
                                    Title: ______________________________

                                    PLUM CREEK MARKETING, INC.

                                    _____________________________________
                                    By:    ______________________________
                                    Title: ______________________________

                                    PLUM CREEK LAND COMPANY

                                    _____________________________________
                                    By:  ________________________________
                                    Title: ______________________________

                                    SELLER:

                                    STORA ENSO NORTH AMERICA CORP.

                                    _____________________________________
                                    By: _________________________________
                                    Title: ______________________________

                                INDEX OF EXHIBITS

Note: Plum Creek agrees that it will furnish to the Commission a copy of any of the following omitted schedules upon request.

                  A.    Description of Timberlands

                  B-1.  Gravel Leases

                  B-2.  Assumed Contracts

                  C.    Description of Offices

                  D-1.  Personal Property

                  D-2.  Excluded Personal Property

                  E.    Harvest Schedule

                  F.    Permitted Encumbrances

                  G.    Operating and Capital Budgets

                  H.    Disclosure Schedule - Encumbrances

                  I.    Disclosure Schedule - Environmental Matters

                  J.    Real Estate Transactions

                  Schedule 4.8 - Environmental Reports